The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these Notes, and we are not soliciting an offer to buy these Notes in any state where the offer or sale is not permitted.
Subject to Completion
Preliminary Pricing Supplement dated September 16, 2022
Preliminary Pricing Supplement (To the Prospectus dated May 23, 2022 and the Prospectus Supplement dated June 27, 2022)	Filed Pursuant to Rule 424(b)(2) Registration No. 333—265158
$[●] Buffered SupertrackSM Notes due October 3, 2024 Linked to the Fidelity Dividends for Inflation Index PR Global Medium-Term Notes, Series A
Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	September 30, 2022
Issue Date:	October 5, 2022
Final Valuation Date:*	September 30, 2024
Maturity Date:*	October 3, 2024
Reference Asset:	The Fidelity Dividends for Inflation Index PR (Bloomberg ticker symbol “FIDUSDIP <Index>”)
Payment at Maturity:
If you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold determined as follows:
■
If the Final Value of the Reference Asset is greater than or equal to the Initial Value, you will receive an amount per $1,000 principal amount Note calculated as follows:
$1,000 + [$1,000 × Reference Asset Return of the Reference Asset × Upside Leverage Factor]
■
If the Final Value of the Reference Asset is less than the Initial Value, but greater than or equal to the Buffer Value, you will receive a payment of $1,000 per $1,000 principal amount Note.
■
If the Final Value of the Reference Asset is less than the Buffer Value, you will receive an amount per $1,000 principal amount Note calculated as follows:
$1,000 + [$1,000 × (Reference Asset Return of the Reference Asset + Buffer Percentage)]
If the Final Value of the Reference Asset is less than the Buffer Value, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Reference Asset Return of the Reference Asset falls below -10.00%. You may lose up to 90.00% of the principal amount of your Notes at maturity.
Any payment on the Notes is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:
Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the Trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]
	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100.00%	0.75%	99.25%
Total	$[●]	$[●]	$[●]	$[●]
(1)
Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $992.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)
Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $953.00 and $973.00 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS—5 of this pricing supplement.

(3)
Barclays Capital Inc. will receive commissions from the Issuer of up to $7.50 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.
The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued
Initial Value:	[●], the Closing Value of the Reference Asset on the Initial Valuation Date
Buffer Value:	[●], 90.00% of the Initial Value (rounded to two decimal places)
Final Value:	The Closing Value of the Reference Asset on the Final Valuation Date
Closing Value:	The term “Closing Value” means the closing level of the Reference Asset, as further described under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Buffer Percentage:	10.00%
Upside Leverage Factor:	1.20
Reference Asset Return:	The performance of the Reference Asset from the Initial Value to the Final Value, calculated as follows: Final Value — Initial Value Initial Value
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06748XTS0 / US06748XTS08
*     Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

PS—2

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES
You should read this pricing supplement together with the prospectus dated May 23, 2022 as supplemented by the documents listed below, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●	Prospectus dated May 23, 2022:
http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm
●	Prospectus Supplement dated June 27, 2022:
http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm
Our SEC file number is 1—10257. As used in this pricing supplement, “we,” “us” or “our” refers to Barclays Bank PLC.
PS—3

CONSENT TO U.K. BAIL-IN POWER
Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the Trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.
Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.
The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.
For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.
PS—4

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES
The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the range of any other term of the Notes as may be set forth in this pricing supplement. We determined the size of such range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.
Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.
Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is a result of several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.
Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.
You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
PS—5

SELECTED PURCHASE CONSIDERATIONS
The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:
●	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.
●	You anticipate that the Final Value of the Reference Asset will be greater than the Buffer Value.
●	You understand and accept the risk that the payment at maturity will be based solely on the Reference Asset Return of the Reference Asset.
●
You can tolerate a loss of up to 90.00% of your principal amount, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Reference Asset.

●
You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of a Reference Asset or any securities to which a Reference Asset provides exposure, nor will you have any voting rights with respect to a Reference Asset or any securities to which a Reference Asset provides exposure.

●	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Reference Asset.
●	You can tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the value of the Reference Asset.
●	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity.
●	You are willing and able to assume our credit risk for all payments on the Notes.
●	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.
The Notes may not be a suitable investment for you if any of the following statements are true:
●	You seek an investment that produces periodic interest or coupon payments or other sources of current income.
●
You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose up to 90.00% of the principal amount of the Notes in the event that the Final Value of the Reference Asset falls below the Buffer Value.

●	You anticipate that the Final Value of the Reference Asset will be less than the Buffer Value.
●	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Asset.
●	You seek an investment that entitles you to dividends or distributions on, or voting rights related to a Reference Asset or any securities to which a Reference Asset provides exposure.
●	You cannot tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the value of the Reference Asset.
●	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity.
●	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.
●	You are unwilling or unable to assume our credit risk for all payments on the Notes.
●	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.
You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement and the documents referenced under “Additional Documents Related to the Offering of the Notes” in this pricing supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.
PS—6

ADDITIONAL TERMS OF THE NOTES
The Final Valuation Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.
In addition, the Reference Asset and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.
PS—7

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY
The following table illustrates the hypothetical payment at maturity under various circumstances. The “total return” as used in these examples, is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:
■	Hypothetical Initial Value of the Reference Asset: 100.00*
■	Hypothetical Buffer Value for the Reference Asset: 90.00 (90.00% of the hypothetical Initial Value set forth above)*
* The hypothetical Initial Value of 100.00 and the hypothetical Buffer Value of 90.00 for the Reference Asset have been chosen for illustrative purposes only and do not represent a likely Initial Value or Buffer Value for the Reference Asset. The actual Initial Value for the Reference Asset will be equal to the Closing Value on the Initial Valuation Date, and the actual Buffer Value for the Reference Asset will be equal to 90.00% of the Initial Value.
For information regarding recent values of the Reference Asset, please see “Information Regarding the Reference Asset” in this pricing supplement.
Final Value	Reference Asset Return	Payment at Maturity**	Total Return on the Notes
150.00	50.00%	$1,600.00	60.00%
140.00	40.00%	$1,480.00	48.00%
130.00	30.00%	$1,360.00	36.00%
120.00	20.00%	$1,240.00	24.00%
110.00	10.00%	$1,120.00	12.00%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$900.00	-10.00%
70.00	-30.00%	$800.00	-20.00%
60.00	-40.00%	$700.00	-30.00%
50.00	-50.00%	$600.00	-40.00%
40.00	-60.00%	$500.00	-50.00%
30.00	-70.00%	$400.00	-60.00%
20.00	-80.00%	$300.00	-70.00%
10.00	-90.00%	$200.00	-80.00%
0.00	-100.00%	$100.00	-90.00%
** per $1,000 principal amount Note
The following examples illustrate how the payments at maturity set forth in the table above are calculated:
Example 1: The Final Value of the Reference Asset is 110.00.
Because the Final Value of the Reference Asset is greater than or equal to the Initial Value, you will receive a payment at maturity of $1,120.00 per $1,000 principal amount Note that you hold, calculated as follows:
$1,000 + [$1,000 × Reference Asset Return of the Reference Asset × Upside Leverage Factor ]
$1,000 + [$1,000 × 10.00% × 1.20] = $1,120.00
The total return on investment of the Notes is 12.00%.
Example 2: The Final Value of the Reference Asset is 90.00.
Because the Final Value of the Reference Asset is less than the Initial Value, but greater than or equal to the Buffer Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.
PS—8

The total return on investment of the Notes is 0.00%
Example 3: The Final Value of the Reference Asset is 40.00
Because the Final Value of the Reference Asset is less than the Buffer Value, you will receive a payment at maturity of $500.00 per $1,000 principal amount Note that you hold, calculated as follows:
$1,000 + [$1,000 × (Reference Asset Return of the Reference Asset + Buffer Percentage)]
$1,000 + [$1,000 × (-60.00% + 10.00%)] = $500.00
The total return on investment of the Notes is -50.00%
Example 3 demonstrates that, if the Final Value of the Reference Asset is less than the Buffer Value, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Reference Asset Return of the Reference Asset falls below -10.00%.
You may lose up to 90.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.
PS—9

SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset or its components, if any. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.
Risks Relating to the Notes Generally
●
Your Investment in the Notes May Result in a Significant Loss — The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Final Value of the Reference Asset is less than the Buffer Value, you will lose 1.00% of the principal amount of your Notes for every 1.00% that the Reference Asset Return of the Reference Asset falls below -10.00%. You may lose up to 90.00% of the principal amount of your Notes.

●
Any Payment on the Notes Will Be Determined Based on the Closing Values of the Reference Asset on the Dates Specified— Any payment on the Notes will be determined based on the Closing Values of the Reference Asset on the dates specified. You will not benefit from any more favorable values of the Reference Asset determined at any other time.

●
Owning the Notes is Not the Same as Owning a Reference Asset or Any Securities to which a Reference Asset Provides Exposure — The return on the Notes may not reflect the return you would realize if you actually owned a Reference Asset or any securities to which a Reference Asset provides exposure. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of a Reference Asset or any securities to which a Reference Asset provides exposure may have.

●
The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Risks Relating to the Issuer
●
Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

●
You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the Trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under

PS—10

the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.
Risks Relating to the Reference Asset
●
Historical Performance of the Reference Asset Should Not Be Taken as Any Indication of the Future Performance of the Reference Asset Over the Term of the Notes — The value of the Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of the Reference Asset is not an indication of the future performance of the Reference Asset over the term of the Notes. Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of the Reference Asset.

●
The Reference Asset Reflects the Price Return of the Securities Composing the Reference Asset, Not the Total Return — The return on the Notes is based on the performance of the Reference Asset, which reflects changes in the market prices of the securities composing the Reference Asset. The Reference Asset is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the Reference Asset. Therefore, although the Reference Asset tracks the performance of dividend-yielding companies, such dividend payments are excluded in measuring the index’s performance, and the index return will not include any dividends paid on the constituents. The index value may decline over the term of the Notes even if, when distributions of dividend payments are taken into account, a direct investment in the constituents would have realized an overall positive return over the same period. Accordingly, the return on the Notes will not include such a total return feature.

●
Adjustments to the Reference Asset Could Adversely Affect the Value of the Notes — The sponsor of the Reference Asset may add, delete, substitute or adjust the securities composing the Reference Asset or make other methodological changes to the Reference Asset that could affect its value. The Calculation Agent will calculate the value to be used as the Closing Value of the Reference Asset in the event of certain material changes in or modifications to the Reference Asset. In addition, the sponsor of the Reference Asset may also discontinue or suspend calculation or publication of the Reference Asset at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the Reference Asset or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Value of the Reference Asset. Any of these actions could adversely affect the value of the Reference Asset and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

●
There is No Assurance That the Strategy Employed by the Reference Asset Will Be Successful — The Reference Asset is designed to measure the performance of large- and mid-capitalization dividend-yielding stocks representing U.S. equity sectors that have tended to outperform in inflationary environments. There is, however, no assurance that the Reference Asset will outperform any other index or strategy that tracks stocks selected using other criteria. Stocks that have previously been dividend-paying and sectors that have previously outperformed in inflationary environments may not continue to do so in the future. The methodology used by the Reference Asset may be unsuccessful in creating an index that emphasizes dividend-paying stocks and/or sectors that have tended to outperform during inflationary periods. In addition, no assurance can be provided that any U.S. equity sector will outperform at any time or that the stocks selected for inclusion in the Reference Asset will outperform at any time. Furthermore, the Reference Asset is constructed pursuant to a modified market capitalization-weighting methodology. It is possible that the stock selection and weighting methodology will adversely affect the return and performance of the Reference Asset.

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The Reference Asset Will Not Necessarily Be Composed of the Top-Scoring Stocks in Terms of Its Targeted Dividend Factors — The Reference Asset computes a composite factor score for each stock in the U.S. Investment Universe, which measures the level of exposure of each stock to the targeted dividend factors relative to the other stocks in the sector. However, each stock’s composite factor score is adjusted in order to target securities for inclusion in the Reference Asset with a smaller weighted average market capitalization than that which would result from selecting stocks based on unadjusted composite factor scores. In addition, the sector makeup of the Reference Asset is not representative of the broader U.S. equity market as the inflation-sensitive sectors and industries are over-weighted at the expense of the other sectors. As a result, the Reference Asset will be skewed towards smaller market-capitalization companies that are concentrated in fewer sectors. Stocks of larger market-capitalization companies and/or stocks in the omitted sectors may have higher composite factor scores than stocks of smaller market-capitalization companies and/or stocks in the included sectors, respectively. The Reference Asset may therefore result in the inclusion of stocks with composite factor scores well below the mean, and the exclusion of stocks with composite factor scores well above the mean. Moreover, the stocks in the Reference Asset are not weighted based on their composite factor scores, but rather under a weighting approach that is designed to limit concentration in any single stock. For these reasons, the Reference Asset will be composed of stocks that do not necessarily represent the highest scoring stocks in the U.S. Investment Universe in terms of the targeted dividend factors. The Reference Asset may perform more poorly than it would if it were composed solely of the top-scoring stocks in terms of the targeted dividend factors.

Risks Relating to Conflicts of Interest
PS—11

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We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Asset or its components, if any. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.
In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.
In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Asset and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgements relating to the Reference Asset, including determining whether a market disruption event has occurred or whether certain adjustments to the Reference Asset or other terms of the Notes are necessary, as further described in the accompanying prospectus supplement. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.
Risks Relating to the Estimated Value of the Notes and the Secondary Market
●
The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

●
The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

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The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

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The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will

PS—12

likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
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The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

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Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity.

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Many Economic and Market Factors Will Impact the Value of the Notes — The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the market price of, dividend rate on and expected volatility of the Reference Asset or the components of the Reference Asset, if any;
o	the time to maturity of the Notes;
o	interest and yield rates in the market generally;
o	a variety of economic, financial, political, regulatory or judicial events;
o	supply and demand for the Notes; and
o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
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INFORMATION REGARDING THE REFERENCE ASSET
Fidelity Dividends for Inflation Index PR
All information in this pricing supplement regarding the Fidelity Dividends for Inflation Index (the “Reference Asset”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Fidelity Product Services LLC (“FPS”). FPS has appointed a third party, S&P Dow Jones Indices LLC (“S&P Dow Jones”), to calculate and publish the Reference Asset. FPS has no obligation to publish, and may discontinue the publication of, the Reference Asset.
The Reference Asset is designed to measure the performance of large- and mid-capitalization dividend-yielding stocks representing U.S. equity sectors that have tended to outperform in inflationary environments. No assurance can be provided that any U.S. equity sector will outperform at any time. Publication of the Reference Asset began in December 1995. The Reference Asset is reported by Bloomberg L.P. under the ticker symbol “FIDUSDIP.”
Construction of the Reference Asset
The construction of the Reference Asset begins with identifying the eligible investment universe (the “U.S. Investment Universe”). The U.S. Investment Universe consists of the largest 1,000 U.S. stocks (determined on the basis of free-float adjusted market capitalization, calculated as the combined market capitalization of all share classes for each stock) that meet the liquidity and investability requirements set forth below, excluding securities: (i) whose country is not defined as the U.S. as determined by reference to FactSet databases; (ii) whose security type is not set to common stock as determined by reference to FactSet databases; (iii) that are not the parent entity (where there is a parent entity listed in the United States), or that are not the child entity with the highest average daily dollar trading volume (where there are multiple child entities listed in the United States but no parent entity); and (iv) that are limited partnerships, business development companies, American depositary receipts, closed-end funds, unit investment trusts or mutual funds.
The liquidity and investability requirements used to determine the securities in the U.S. Investment Universe are as follows:
(i)
Data Availability Screens: To be eligible for inclusion in the U.S. Investment Universe, a security must have non-zero data with respect to price, market capitalization and trading volume available for a period of six months.

(ii)
Liquidity and Investability Screens: In order to be included in the U.S. Investment Universe, a security must have a free float-adjusted market capitalization that exceeds 15% and a three month average daily dollar trading volume that exceeds $100 million.

Once the U.S. Investment Universe is defined, each security will be reclassified into one of the following four categories: Commodities, Pricing Power, Real Assets & Infrastructure and Other. These four categories are composed of the following Global Industry Classification Standard (“GICS®”) sectors & industries:
●	Commodities — Energy and Materials;
●	Pricing Power — Consumer Staples and Health Care;
●
Real Assets & Infrastructure — Real Estate, Utilities, Airport Services (Industrials), Highways & Rail tracks (Industrials), Railroads (Industrials), Alternative Carriers (Communication Services), Cable & Satellite (Communication Services), Integrated Telecom Services (Communication Services) and Marine Ports & Services (Industrials); and

●	Other — Communication Services (remove industries listed above), Consumer Discretionary Financials, Industrials (remove industries listed above) and Information Technology.
For each stock in the U.S. Investment Universe, a weighted-average score will be calculated to evaluate each stock based on the weighted dividend factors set forth in the chart below (a “composite factor score”).
Dividend Yield	70%	Trailing dividend over last twelve months over price per share
Payout Ratio	15%	Trailing dividends over last twelve months over earnings per share
Dividend Growth	15%	Trailing dividends over last twelve months over dividends from one year ago
The process for calculating each stock’s composite factor score involves first comparing the distribution of a given stock with respect to each of the above factors separately within each sector (using a statistical measure known as a “z-score”). For each security, the z-score with respect to each factor is then weighted according to the chart set forth above and summed to compute a weighted average
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factor score. The composite factor score for each security is determined based on the z-score of each stock’s weighted average factor score, which compares the distribution of a stock’s weighted average factor score to the mean within the relevant sector.
The composite factor scores are then adjusted in order to target securities for inclusion in the Reference Asset that would result in a smaller weighted average market capitalization than the U.S. Investment Universe. The adjustment to each composite factor score is determined based on the z-score of each stock’s market capitalization, which compares the distribution of a stock’s market capitalization to the mean within the U.S. Investment Universe (a “size z-score”). The size z-scores are added to the composite factor scores until the adjustment to each composite factor score results in the selection of stocks with a weighted average market capitalization that is 0.5 standard deviations below that of the U.S. Investment Universe.
The stocks within each of the following five groups (each, a “represented sector”) are then ranked within their respective represented sector according to their size-adjusted composite factor scores, and the highest-scored stocks within each represented sector are selected for inclusion in the Reference Asset: (i) Energy; (ii) Materials; (iii) Consumer Staples; (iv) Health Care; and (v) Real Estate, Utilities, Airport Services (Industrials), Highways & Rail tracks (Industrials), Railroads (Industrials), Alternative Carriers (Communication Services), Cable & Satellite (Communication Services), Integrated Telecom Services (Communication Services) and Marine Ports & Services (Industrials). The stock selection process targets approximately 50 total constituents for inclusion in the Reference Asset consisting of the top-ranked stocks within each represented sector, selected using a methodology that will select the number of stocks in each sector based on the weight of each sector as determined by the redistributed sector weights as further described below. This results in each sector having a number of constituents proportional to the sector’s weight in the Reference Asset. The final constituent count may be more or less than 50 due to corporate actions. No stocks are selected from the “Other” category in order to emphasize represented sectors that have tended to outperform during inflationary periods.
The weight assigned to each represented sector will be equal to its weight in the broader U.S. equity market, plus an overweight adjustment equal to 1/5 of the weight in the broader U.S. equity market of the “Other” category. The weights of the stocks within each represented sector will be proportional to their market capitalization, subject to the overweight adjustment for that represented sector, which be allocated equally among the stocks within that represented sector. The purpose of adding the overweight adjustment equally to the stocks within each represented sector is to reduce the potential for concentration in certain stocks based solely on market capitalization. If necessary, the final portfolio will be rescaled to 100%.
Calculation of the Reference Asset
The Reference Asset is calculated by means of the divisor methodology in which the index value is equal to the quotient of the total available market capitalization of the constituents and the divisor. In order to maintain the continuity of the index value in the event of certain changes due to non-market factors affecting the constituents, the divisor is adjusted as part of the rebalancing of the Reference Asset.
Maintenance of the Reference Asset
Rebalancing
The Reference Asset is rebalanced semi-annually on the third Friday of each February and August, effective as of the following market open. The Reference Asset observes the data needed to make the above determinations on the date that is 10 business days prior to the rebalancing date.
Ongoing Maintenance
The Reference Asset is also reviewed on an ongoing basis to account for corporate events such as mergers, takeovers, delistings, group changes, suspensions, spin-offs/demergers or bankruptcies. Changes to index composition and related weight adjustments are made as soon as they are effective. Corporate actions will be treated as follows:
Corporate Action	Treatment	Divisor Adjustment?
Stock Forward/Reverse Split	Market cap neutral event. Shares change offset by price adjustment in the morning.	No
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Corporate Action	Treatment	Divisor Adjustment?
Investible Weight Factor (IWF) Change	IWF increase/decrease has no impact on index shares as the Additional Weight Factor (AWF) will adjust to offset the IWF change.	No
Share Issuance	Shares outstanding increase/decrease has no impact on index shares as the AWF will adjust to offset the shares outstanding change.	No
Standard rights treatment (market cap neutral) - default
If the rights are in the money, the spot price of the underlying security will be adjusted after market close of the day prior to the ex-date and the index shares of the underlying security will adjust to offset the price adjustment thus making the event a market cap neutral event.
No
Special cash dividend (standard treatment)	The spot price of the underlying security will be adjusted after market close of the day prior to the ex-date.	Yes
Delisting (due to bankruptcy or cancellation of listing)	The delisted security will be deleted from the index (at either the last traded price or a zero price).	Yes
Spin-off (Price Adjustment)
In the event that S&P Dow Jones applies the event as a non-zero price spin-off event, the spun-off company is added to the index with respect to spinoff ratio. The spot price of the underlying security is adjusted after market close of the day prior to the ex-date by the closing spot price of the spun off company multiplied by the spinoff ratio, thus making it a market cap neutral event. The divisor will not be adjusted.
No
M&A (Cash acquisition)	The acquired company is deleted from the index	Yes
M&A (Stock acquisition, cash and/or stock acquisition)	The acquired company is deleted from the index. The index shares of the acquirer will not be adjusted.	Yes
Sanctions	S&P Dow Jones reviews sanctions on a case-by-case basis. The sanctioned company will be removed as necessary from the index with approval from the Fidelity Product Services LLC Index Committee	Yes
Governance of the Reference Asset
The Reference Asset is maintained by Fidelity Product Services LLC Index Committee (the “Index Committee”). The Index Committee is responsible for reviewing the design and composition of the Reference Asset. The Index Committee meets periodically to review market conditions and index performance, or on an as-needed basis to address major market developments. In addition, the Index Committee reserves the right to exercise its discretion in making decisions with respect to index policies or actions.
FPS considers information about changes to its indexes and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.
PS—16

License Agreement
Barclays Bank PLC has entered into a license agreement with FPS whereby we, in exchange for a fee, are permitted to use the Reference Asset and its related trademarks in connection with certain securities, including the Notes. The license to use the Reference Asset and its related trademarks in connection with such securities is exclusive to Barclays Bank PLC through December 31, 2023. We are not affiliated with FPS; the only relationship between FPS and us is any licensing of the use of the Reference Asset and trademarks relating to it.
THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY FPS AND ITS AFFILIATES. FPS MAKES NO REPRESENTATION, CONDITION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF THE REFERENCE ASSET TO TRACK THE PERFORMANCE OF CERTAIN FINANCIAL MARKETS AND/OR SECTIONS THEREOF AND/OR OF GROUPS OF ASSETS OR ASSET CLASSES. FPS HAS NO OBLIGATION TO TAKE THE NEEDS OF BARCLAYS BANK PLC OR ITS AFFILIATES OR THE OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE REFERENCE ASSET. FPS IS NOT RESPONSIBLE FOR AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE PRICES AND AMOUNT OF THE NOTES OR SALE OF THE NOTES.
FPS DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE REFERENCE ASSET OR ANY INDEX DATA INCLUDED THEREIN AND FPS SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. FPS MAKES NO WARRANTY, CONDITION OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC OR ITS AFFILIATES OR THE OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE REFERENCE ASSET OR ANY INDEX DATA INCLUDED THEREIN. FPS MAKES NO EXPRESS OR IMPLIED WARRANTIES, REPRESENTATIONS OR CONDITIONS, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE AND ANY OTHER EXPRESS OR IMPLIED WARRANTY OR CONDITION WITH RESPECT TO THE REFERENCE ASSET OR ANY INDEX DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL FPS HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
Historical Performance of the Reference Asset
The graph below sets forth the historical performance of the Reference Asset based on the daily Closing Value from January 4, 2017 through September 13, 2022. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.
Historical Performance of the Fidelity Dividends for Inflation Index PR
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
PS—17

TAX CONSIDERATIONS
You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.
Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Reference Asset. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. This gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.
Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.
PS—18

SUPPLEMENTAL PLAN OF DISTRIBUTION
We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent will commit to take and pay for all of the Notes, if any are taken.
PS—19